UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Baxter International Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required.

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT DATED MARCH 25, 2024

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2024

This supplement to the Proxy Statement, dated March 27, 2024 (this “Supplement”), supplements the definitive proxy statement filed by Baxter International Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on March 25, 2024 (the “Proxy Statement”) and made available to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2024 Annual Meeting of Stockholders, scheduled to be held virtually on Tuesday, May 7, 2024 at 9:00 a.m. Central Time (the “Annual Meeting”). This Supplement is being filed with the SEC and made available to stockholders on or about March 27, 2024.

This Supplement updates the disclosure in the Proxy Statement in the section titled “General Information—Questions and Answers about the Annual Meeting—What are broker non-votes and what effect do they have?” on the effect of broker non-votes on the proposals deemed to be “non-routine” by the New York Stock Exchange. The second and third paragraphs of that section are hereby revised in their entirety to read as follows:

Broker non-votes will have no impact on “Proposal 1 — Election of Directors.”

Broker non-votes will have the same effect as a vote against “Proposal 2 — Advisory Vote to Approve Named Executive Officer Compensation for 2023,” “Proposal 4 — Approval of Baxter International Inc. Amended and Restated 2021 Incentive Plan,” “Proposal 5 — Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Permit Officer Exculpation” and “Proposal 6 — Executives to Retain Significant Stock.”

Except as described in this Supplement, none of the items or information presented in the Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.